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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT
The Board of Directors
Endocare, Inc.:

     We consent to the incorporation herein by reference of our report dated February 19, 2002 except as to notes 1 and 15, which are as of March 25, 2002, with respect to the consolidated balance sheets of Endocare, Inc., and subsidiary as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2001 and the related schedule, and to the reference to our Firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Orange County, California
May 13, 2002